Exhibit 99.1

Contacts:

Jeff Kyle	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

POWER-ONE ANNOUNCES FIRST QUARTER RESULTS

•            First quarter 2008 revenue of $117.8 million, EPS loss of $0.16

•            90-day backlog of $109 million entering second quarter

•            Company implementing actions to improve operational efficiencies

Camarillo, CA, April 24, 2008 – Power-One, Inc. (NASDAQ: PWER), a leading provider of power conversion and power management solutions, today announced that for the first quarter ended March 30, 2008, net sales were $117.8 million, a decline of 5.0% from $124.0 million in the first quarter of 2007.  Net loss was $0.16 per share compared to a net loss of $0.14 per share for the same period last year.  Consistent with the Company’s announcement on April 10th, revenue and earnings for the quarter were below the Company’s guidance primarily due to the Company’s inability to deliver product on time to its customers.

Bookings of $155.1 million in the first quarter of 2008 increased 24.6% over bookings of $124.5 million in the first quarter of 2007.  Bookings were strong due to healthy demand, and included the ramp-up of volumes for several new customer programs in high-growth markets.  The Company ended the first quarter of 2008 with approximately $133 million in 180-day backlog and $109 million in 90-day backlog.

For the first quarter of 2008, gross margin was 18.1% compared to gross margin of 19.3% in the first quarter of 2007.  The gross margin was affected primarily by manufacturing planning inefficiencies and supply chain constraints that had a negative impact on both revenues and cost-of-goods-sold.

Selling, General and Administration expenses were relatively flat at $20.2 million versus $20.5 million in the first quarter of 2007.  SG&A included one-time expenses totaling approximately $1.9 million for severance costs, legal fees, and fees related to extending the Company’s $50 million debt obligation.

Net loss was $13.6 million compared to $12.3 million in the first quarter of 2007.

Richard Thompson, CEO, commented, “Although we continued to face challenges associated with manufacturing inefficiencies and supply chain issues during the first quarter, we are working to improve these areas and move towards profitability.  As evidenced by our strong bookings and backlog, we are seeing increased customer demand across many segments of the business, particularly in our custom products and our renewable energy and other high-growth markets.”

Mr. Thompson continued, “As we outlined in our announcement on April 10th, the Company has undertaken a detailed planning process to improve operational performance and drive long-term growth and profitability.  We have already launched initiatives to accelerate the transfer of manufacturing to lower-cost areas and are implementing new sales and operations planning processes that are expected to yield a number of supply chain efficiencies.  The Company expects these steps to improve on-time delivery and lower manufacturing and materials costs.  We believe these measures will result in improved financial performance beginning in the second quarter of 2008 and accelerating into the third quarter.  Other goals of our programs are to heighten our focus on high-growth, higher-margin markets like renewable energy and products sold through distribution and to improve working capital.”

Business Outlook

For the second quarter of 2008, the Company anticipates that net sales will be in the range of $130 to $135 million.  Net loss is expected to be in the range of $0.05 to $0.08 per share in the second quarter.

For full-year 2008, the Company estimates year-over-year revenue growth will be in the range of 8%-10%, which would represent nearly double the projected growth rate of the power supply industry.  The Company expects its initiatives to benefit gross margin, reduce operating expenses, and lead to a profitable second half of 2008. The net loss for 2008 is expected to be in the range of $12 to $20 million.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Thursday, April 24, 2008 at 2:00 p.m. PT.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.  Please visit www.power-one.com for more information.

For information on Power-One and its products, visit the Company’s Web site at www.power-one.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to;  the Company’s ability to improve its operational efficiencies; the Company’s success in securing improvements and improving efficiencies in its supply chain;  the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

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POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 30,	March 31,
	2008	2007

NET SALES	$117,758	$124,021
COST OF GOODS SOLD	96,432	100,104
GROSS PROFIT	21,326	23,917

EXPENSES:
Selling, general and administrative	20,214	20,514
Engineering and quality assurance	12,028	12,561
Amortization of intangibles	868	1,409
Total expenses	33,110	34,484

INCOME (LOSS) FROM OPERATIONS	(11,784)	(10,567)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	218	400
Interest expense	(1,971)	(1,653)
Other income (expense), net	(542)	293
Total interest and other income (expense)	(2,295)	(960)

INCOME (LOSS) BEFORE INCOME TAXES	(14,079)	(11,527)

PROVISION (BENEFIT) FOR INCOME TAXES	(440)	783

NET INCOME (LOSS)	$(13,639)	$(12,310)

BASIC EARNINGS (LOSS) PER SHARE	$(0.16)	$(0.14)
DILUTED EARNINGS (LOSS) PER SHARE	$(0.16)	$(0.14)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	87,393	86,722
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	87,393	86,722

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

(UNAUDITED)

	March 30,	December 30,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$20,726	$28,364
Investments	5,718	7,477
Accounts receivable:
Trade (net of allowance)	121,270	129,984
Other	6,338	5,634
Inventories	119,720	105,930
Prepaid expenses and other current assets	8,564	7,487

Total current assets	282,336	284,876

PROPERTY & EQUIPMENT, net	65,188	62,809
INTANGIBLE ASSETS, net	86,238	82,748
OTHER ASSETS	2,613	1,163

TOTAL ASSETS	$436,375	$431,596

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$27,176	$21,843
Accounts payable	106,991	107,751
Restructuring reserve	5,737	6,726
Long-term debt, current portion	2,209	2,338
Other accrued expenses and current liabilities	25,285	24,410

Total current liabilities	167,398	163,068

LONG-TERM DEBT, less current portion	50,409	50,550
OTHER LONG-TERM LIABILITIES	18,519	18,552

STOCKHOLDERS’ EQUITY:
Common stock	87	87
Additional paid-in capital	616,326	615,040
Accumulated other comprehensive income	53,503	40,527
Accumulated deficit	(469,867)	(456,228)

Total stockholders’ equity	200,049	199,426

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$436,375	$431,596

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 30,	March 31,
	2008	2007

Orders	$155,095	$124,526

Sales	$117,758	$124,021

Operating Income (Loss)	$(11,784)	$(10,567)

Net Income (Loss)	$(13,639)	$(12,310)

Basic Earnings (Loss) Per Share (1)	$(0.16)	$(0.14)
Diluted Earnings (Loss) Per Share (1)	$(0.16)	$(0.14)

Basic Weighted Average Shares Outstanding (1)	87,393	86,722
Diluted Weighted Average Shares Outstanding (1)	87,393	86,722

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.